Exhibit 99.1

Chart Industries Reports 2020 First Quarter Results

Atlanta, Georgia – April 23, 2020 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas and energy industries, today reported results for the first quarter ended March 31, 2020. Further details can be found in the supplemental presentation included with this release. Highlights include:

•

Orders for medical oxygen critical care products increased by 34% over the first quarter 2019; Increased associated production by over 50% to meet continued demand for liquid oxygen for COVID-19 patients

•

Gross margin as a percent of sales of 28.5% (29.7% normalized for restructuring charges) is an increase of 530 basis points over the first quarter 2019 and 350 basis points over the fourth quarter 2019 reflecting benefits from completed cost reduction actions

•	Executed on $49 million of annualized cost savings year-to-date 2020; this is in addition to the $38 million completed in 2019

•	Booked $29.5 million order for a PDH separation plant in February 2020

•

Reported earnings per diluted share of $0.24 includes restructuring and other one-time items resulting in adjusted earnings per diluted share of $0.57, a 46% increase over the first quarter 2019 adjusted earnings per diluted share

•	Completed bank covenant amendment for net leverage ratio (4.25X through December 31, 2020 and 4.00X through June 30, 2021)

•	We are withdrawing prior 2020 full year guidance due to uncertainty of the duration and impacts from the COVID-19 pandemic but reiterate our long-term strategy and ongoing cost alignment

All Chart manufacturing locations globally have been deemed essential business by each local and federal government and therefore continue to operate under this status. As the safety of our team members is our top priority, we have instituted additional precautions while we continue to produce our products not just for critical care medical applications but also for energy infrastructure. During March 2020, we increased production on specific medical oxygen related products by over 65% in the United States and 50% in the Czech Republic. Order activity for our medical oxygen products used in hospital applications increased 34% in the first quarter 2020 when compared to the first quarter of 2019 and increased 29% when compared to the fourth quarter of 2019. The regional breakdown compared to the first quarter of 2019 is:

•	In China, an increase of 69%;

•	In Europe, an increase of 21%;

•	In India, an increase of 122%; and

•	In the United States, an increase of 39%.

Additionally, orders for our cryobiological product line, which is used for storage and transport of vaccinations, cell therapy and biological inventory increased by 14% to $20.8 million in the first quarter of 2020 when compared to the first quarter of 2019. April 2020 month to date demand for critical care products has increased. Month to date through April 20, 2020, we received more medical oxygen kit orders in the United States than in the entire first quarter, and total medical oxygen specific demand is already at 35% of the first quarter levels. We expect this COVID-19 related demand to return to “pre-COVID-19” levels later in 2020.

“Typically, my quote would be about the financials and decisive, agile responsiveness during this unprecedented time. The related facts in this release contain that information, and instead I would like to thank our team members who, as essential personnel, have worked tirelessly and safely to increase production on critical care products that are being used globally to save lives,” stated Jill Evanko, Chart Industries’ CEO.

Backlog of $733 million is flat compared to first quarter 2019, which included $135 million of Venture Global Calcasieu Pass big LNG orders. As of the end of the first quarter of 2020, there was $93 million of Calcasieu Pass backlog remaining. Excluding Calcasieu Pass, backlog increased 6.8% year over year. First quarter 2020 backlog of $151 million for Distribution & Storage Western Hemisphere (“D&S West”) is the highest in the history of the business, up 18.7% over the first quarter of 2019 and 2.6% over the fourth quarter 2019. We have not had any material cancellations in our backlog year-to-date in any segment. Venture Global’s Calcasieu Pass project remains on the original schedule, and in the first quarter we recognized $22.9 million of associated revenue which contributed to our $321.1 million first quarter sales.

First quarter 2020 orders of $304.3 million were 34% less than the first quarter of 2019. As a reminder, the first quarter of 2019 included the Venture Global Calcasieu Pass order ($135 million), Golar’s floating LNG Gimi project ($20 million), and Niche LNG’s small-scale LNG work ($7 million). In the first quarter 2020, we received a $29.5 million order for equipment for a PDH separation plant in E&C Cryo. Distribution & Storage Eastern Hemisphere (“D&S East”) booked 14 LNG fueling stations, which is the same level as the first quarter 2019 and on par with the average per quarter throughout 2019 (a record year). Additionally, in April we received verbal commitment from Shell for the supply of seven LNG fueling stations. Our teams are currently working toward a multiyear long-term contract whereby Shell will place the order for up to four stations in the second quarter of 2020 and three more in 2021. The multiyear agreement will allow for expansion of these quantities with privileged support to Shell’s business plans and strategy for LNG in Europe. Also in April, we booked three other LNG fueling stations month-to-date.

Backlog in China is $68 million as of the end of the first quarter 2020, and subsequently, we received the largest industrial gas order in our history in China in early April. Trailer demand has been softening, which in part was expected coming after two record trailer order years in 2018 and 2019, but previously had been expected later in 2020. While Big LNG projects are pushed to the right, we continue to see small-scale LNG projects progress on their original timelines, in particular for power generation applications. In the first quarter, we received the letter of intent for the process technology and associated equipment on Eagle’s Jacksonville LNG project.

Specialty market orders in the first quarter of 2020 were up 9% over the fourth quarter of 2019 and up nearly 11% over the first quarter of 2019. Specifically, hydrogen, cannabis and food & beverage continue to see demand, with fast food, convenience stores, and alcohol, wine, beer and cannabis considered essential during the shelter-in-place orders. We received an order for a study on using liquid hydrogen to fuel large marine vessels, which is the first of its kind. In addition to 35 customers each placing over $1 million in orders in the first quarter 2020, we also had 15 “first of a kind” (“FOAK”) orders for a variety of applications. These ranged from the first LNG regasification station in Malaysia to the first doser used for fuel additives to our first retrofit of an existing LNG baseload facility on the U.S. Gulf Coast.

We received orders with 120 new customers in the first quarter of 2020. Eighty-four of these new customers were outside of North America which demonstrates the continued long-term fundamental global clean energy transition. So far in the month of April, we had 29 new customers that placed orders, we received a $4.7 million industrial plant order in Energy & Chemicals Cryogenics (“E&C Cryo”), a $3.1 million order for retrofitting a refinery with air cooled heat exchangers, and a $1.5 million space-related order.

Given the uncertainty around the length of the COVID-19 impacts, we have seen customers look at further utilizing their existing inventory and in turn, our aftermarket, service and repair business has picked up with D&S West parts, repair and service revenue up nearly 11% as compared to the first quarter 2019. We expect this retrofit and repair trend to continue throughout 2020.

In recent weeks, there has been a softening in demand in air cooled heat exchangers for midstream and upstream compression projects which comprised approximately $100 million of our total 2019 Chart revenue. While E&C FinFans orders in the first quarter were the highest out of the past three quarters, including $23 million in the month of March, we anticipate that these levels will decline. This is specific to air coolers, and we expect fans products to continue to grow year-over-year. Additionally, our original expectation for natural gas processing plant related equipment orders in 2020 was 5 to 7 plants, with none in the first half. Given the current softening in the oil and gas market, we no longer expect these types of orders in 2020, which could impact 2020 revenue by approximately $5 million in our E&C Cryo segment.

Given the uncertainty surrounding the duration and impacts of the global pandemic, we took actions in the first quarter and again yesterday to ensure our cost structure supports further potential changes in demand. To date in 2020, we have reduced headcount by ~13% (over 600 headcount reduction). The year-to-date actions had associated severance charges of $8.0 million ($5.2 million in the first quarter 2020) and are expected to result in $48.8 million of annualized cost savings ($36.2M to be realized in 2020). The following is the breakdown of that savings by segment:

•	D&S East = $3.3 million

•	D&S West = $4.3 million

•	E&C Cryo = $12.1 million

•	E&C FinFans = $23.6 million

•	Corporate = $5.6 million

The first quarter gross margin as a percent of sales and SG&A reflected the cost savings that were taken in 2019, as well as actions from cost reductions taken early in the first quarter of 2020. Gross margin as a percent of sales increased to 28.5% from 23.2% in the first quarter of 2019 (also a sequential increase over the fourth quarter of 2019 25.0%). We expect gross margin expansion throughout the remainder of 2020 in D&S West, D&S East and E&C Cryo. Our expectation is that E&C FinFans gross margin as a percent of sales stays similar to the first quarter 2020.

	Q1 2020 Vs. Q1 2019 Gross Margin % of Sales
	Q1 ‘20 Actual	Q1 ‘19 Actual	Q1 ‘20 Normalized	Q1 ‘19 Normalized
E&C Cryo	25.9%	0.3%	26.8%	8.8%
E&C FinFans	24.2%	27.2%	26.6%	28.7%
D&S West	34.7%	33.9%	35.2%	34.1%
D&S East	24.4%	13.0%	25.4%	20.2%

Chart	28.5%	23.2%	29.7%	26.4%

	Q1 2020 Vs. Q4 2019 Gross Margin % of Sales
	Q1 ‘20 Actual	Q4 ‘19 Actual	Q1 ‘20 Normalized	Q4 ‘19 Normalized
E&C Cryo	25.9%	25.8%	26.8%	26.1%
E&C FinFans	24.2%	25.8%	26.6%	28.1%
D&S West	34.7%	33.1%	35.2%	33.1%
D&S East	24.4%	11.1%	25.4%	18.8%

Chart	28.5%	25.0%	29.7%	27.4%

	Q1 2020 VS. Q1 2019 SG&A ($M)
	Q1 ‘20 Actual	Q1 ‘19 Actual	Q1 ‘20 Normalized	Q1 ‘19 Normalized
E&C Cryo	$6.5	$9.0	$6.2	$8.1
E&C FinFans	7.3	6.8	6.2	6.7
D&S West	11.0	13.3	10.3	13.0
D&S East	9.4	9.9	8.3	9.5
Corp	19.7	16.3	18.3	13.3

Chart	$53.9	$55.3	$49.3	$50.6

	Q1 2020 VS. Q4 2019 SG&A ($M)
	Q1 ‘20 Actual	Q4 ‘19 Actual	Q1 ‘20 Normalized	Q4 ‘19 Normalized
E&C Cryo	$6.5	$6.1	$6.2	$5.7
E&C FinFans	7.3	9.0	6.2	7.9
D&S West	11.0	10.7	10.3	10.5
D&S East	9.4	8.2	8.3	7.9
Corp	19.7	19.1	18.3	16.1

Chart	$53.9	$53.1	$49.3	$48.1

First quarter 2020 reported diluted earnings per share was $0.24, an increase of $0.21 compared to the first quarter of 2019. When adjusted for one-time costs, primarily restructuring for severance related to our cost structure changes, adjusted earnings per diluted share was $0.57, a 46% increase over the adjusted first quarter of 2019.

Our adjusted EPS does not reflect the impact of the days we were unable to produce in the first quarter as we either waited for the approval of our essential status or there was a mandatory government shutdown as in China. We lost a total of 40 production days in the first quarter across our locations, with 26 of those days in our Chinese facilities in late January and early February. We do not estimate lost revenue from these 40 days but rather revenue that pushed out of the first quarter of 2020 into the remainder of the year. The total revenue pushed out of the first quarter because of COVID-19 impacts was $7.5 million, with $3 million of that in China.

Debt paydown is our priority for utilization of the cash we generate. As of March 20, 2020, we suspended our share repurchase program. On April 20, 2020, we completed a bank amendment to add “just in case” cushion to our covenant calculation for net leverage ratio. Previously, the net leverage ratio covenant stepped down to 3.5 times as of September 30, 2020. Our new covenant holds at 4.25 times through the fourth quarter of 2020 and does not step down to 3.5 times until the end of 2021. Very little of our existing debt matures until 2024, inclusive of our convertible notes, revolver and term loan. Our current net leverage ratio is 3.1, and our cash on hand is $89 million as of March 31, 2020. In the first quarter, we generated $15 million of free cash flow from operations (after $10 million of capital expenditures) which included a $13.4 million increase in inventory from COVID-19 for safety stock of key raw materials and components.

OUTLOOK 2020

Chart’s business is structurally very different during this anticipated downturn than the last downturn in the 2014 to 2016 timeframe. The composition of the portfolio of products we offer, the acquisition and divestiture activities that have resulted in a much more diverse and geographically broad company and our cost reduction efforts to date set us up for continued earnings and cash flow through an anticipated downturn. Additionally, in the 2014 to 2016 timeframe, we had virtually no aftermarket, service and repair revenue, while these now account for over 13% of total Chart revenue. In the prior cycle, we were heavily reliant on one Big LNG project. We now think of Big LNG as “icing on the cake” and have line of sight to growth in many of our base businesses across the cycle. Finally, we have a much more diversified, global footprint which accesses applications and projects that previously were not economical. A year and a half ago we sold into 21 countries. We now work on projects and sell into over 70 countries.

Yet even with these changes, there remains a high amount of uncertainty surrounding the potential business impacts from COVID-19. While we have not yet seen a meaningful impact on total bookings, although a shift from E&C FinFans to D&S West and D&S East is expected, we are withdrawing our prior 2020 full year guidance until we have more clarity on the duration and severity of the situation. While we think it is prudent holding off on issuing new guidance until the situation stabilizes, we can provide the following data points for 2020:

•	Venture Global’s Calcasieu Pass project remains on schedule, with $100 million of expected revenue in our E&C Cryo segment in 2020.

•

We are seeing a short-term increase in demand in our medical related products. Products that we manufacture that can be used in these applications were 21% of total Chart revenue for the full year 2019.

•	We continue to expect strong free cash flow generation in the year, and we have suspended our share buyback program.

•	We continue to prioritize debt paydown.

•	Year-to-date, we have taken cost reductions totaling $48.8 million of annualized savings. This is in addition to the $38 million of savings from cost reductions taken in 2019.

•	Our expected effective tax rate remains unchanged at 20% for the full year 2020.

•	Our capital expenditures are flexible, and we will continue to assess the spend as the year progresses. At this time, we anticipate capex spend will be in the $25 million to $30 million range.

•	We expect the full year basic weighted average shares outstanding to be 35.45 million, based on our March 2020 share buyback of approximately 750,000 shares.

FORWARD-LOOKING STATEMENTS

Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; risks relating to the recent outbreak of the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

This presentation contains non-GAAP financial information, including adjusted earnings per diluted share, income from continuing operations attributable to Chart Industries, Inc. adjusted, and free cash flow. For additional information regarding the Company’s use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), please see the reconciliation pages at the end of this news release and the slides titled “Q1 2020 Adjusted Diluted EPS” and “Q1 2020 Free Cash Flow” included in the supplemental slides accompanying this release.

Chart is a leading diversified global manufacturer of highly engineered equipment servicing multiple market applications in Energy and Industrial Gas. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and the Americas. For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance.

CONFERENCE CALL

As previously announced, the Company will discuss its first quarter 2020 results on a conference call on Thursday, April 23, 2020 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 4483448. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 4483448. The replay will be available beginning 1:00 p.m. ET, Thursday, April 23, 2020 until 1:00 p.m. ET, Thursday, April 30, 2020.

For more information, click here:

http://ir.chartindustries.com/

Contact:

Jillian Evanko

Chief Executive Officer

630-418-9403

jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars and shares in millions, except per share amounts)

	Three Months Ended
	March 31, 2020	March 31, 2019	December 31, 2019
Sales (1)	$321.1	$289.3	$342.4
Cost of sales	229.7	222.2	256.7

Gross profit	91.4	67.1	85.7
Selling, general, and administrative expenses	53.9	55.3	53.1
Amortization expense	14.0	7.2	11.5

Operating expenses	67.9	62.5	64.6

Operating income (1) (2) (3) (4)	23.5	4.6	21.1
Interest expense, net	7.2	5.3	6.8
Unrealized loss on investment in equity securities	4.8	—	2.6
Financing costs amortization	1.0	0.4	1.1
Foreign currency loss (gain)	0.3	(0.1)	1.4

Income (loss) before income taxes	10.2	(1.0)	9.2
Income tax expense (benefit)	1.7	(2.0)	(3.3)

Net income	8.5	1.0	12.5
Less: Income attributable to noncontrolling interests, net of taxes	—	0.1	0.1

Net income attributable to Chart Industries, Inc.	$8.5	$0.9	$12.4

Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.24	$0.03	$0.35
Diluted	0.24	0.03	0.34
Weighted-average number of common shares outstanding:
Basic	35.77	31.57	35.77
Diluted (5)	36.01	33.81	36.12

(1)	Sales and operating income (loss) for AXC, included in E&C FinFans segment, are as follows:

•	Sales were $34.9 for the three months ended March 31, 2020 and $43.2 for the three months ended December 31, 2019.

•	Operating loss was $6.0 for the three months ended March 31, 2020 compared to operating income of $2.0 for the three months ended December 31, 2019.

(2)	Includes depreciation expense of $9.9, $8.8 and $11.2 for the three months ended March 31, 2020, March 31, 2019 and December 31, 2019, respectively.
(3)	Includes restructuring costs of $5.2, $7.4, and $2.3 for the three months ended March 31, 2020, March 31, 2019 and December 31, 2019, respectively.
(4)	Includes transaction-related costs of $0.9 and $0.6 for the three months ended March 31, 2019 and December 31, 2019, respectively.
(5)

Includes an additional 1.69 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended March 31, 2019. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 1.20 shares for the three months ended March 31, 2019.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in millions)

	Three Months Ended
	March 31, 2020	March 31, 2019	December 31, 2019
Net Cash Provided By (Used In) Operating Activities	$25.5	$(33.2)	$78.6

Investing Activities
Acquisition of businesses, net of cash acquired	—	(2.8)	—
Capital expenditures	(10.3)	(5.9)	(9.5)
Investments	—	—	—
Government grants	0.1	(0.2)	0.2

Net Cash Used In Investing Activities	(10.2)	(8.9)	(9.3)
Financing Activities
Borrowings on revolving credit facilities	64.5	18.8	33.2
Repayments on revolving credit facilities	(84.7)	(27.0)	(66.9)
Repayments on term loan	(2.8)	—	(2.8)
Proceeds from exercise of stock options	2.0	8.3	—
Dividend distribution to noncontrolling interest	—	—	(0.4)
Common stock repurchases (1)	(19.3)	—	—
Common stock repurchases from share-based compensation plans	(1.7)	(2.7)	0.8
Other financing activities	—	—	0.5

Net Cash Provided By Financing Activities	(42.0)	(2.6)	(35.6)
Effect of exchange rate changes on cash	(3.0)	(1.5)	4.6

Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(29.7)	(46.2)	38.3
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (2)	120.0	119.1	81.7

CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (2)	$90.3	$72.9	$120.0

(1)	Includes $19.3 in shares repurchased through our share repurchase program.
(2)	Includes restricted cash and restricted cash equivalents of $1.0 in other assets for each of the periods presented.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in millions)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$89.3	$119.0
Accounts receivable, net	195.1	202.6
Inventories, net	235.4	219.4
Other current assets	131.3	132.6
Property, plant, and equipment, net	399.3	404.6
Goodwill	841.2	844.9
Identifiable intangible assets, net	512.4	529.1
Investments	8.1	13.4
Other assets	10.9	15.8

TOTAL ASSETS	$2,423.0	$2,481.4

LIABILITIES AND EQUITY
Current liabilities	$358.1	$378.3
Long-term debt	741.5	761.0
Other long-term liabilities	108.5	109.7
Equity	1,214.9	1,232.4

TOTAL LIABILITIES AND EQUITY	$2,423.0	$2,481.4

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in millions)

	Three Months Ended
	March 31, 2020	March 31, 2019	December 31, 2019
Sales
D&S East	$70.0	$68.7	$76.6
D&S West	111.6	118.0	116.9
E&C Cryogenics	62.2	35.1	58.9
E&C FinFans	80.7	70.5	89.7
Intersegment eliminations	(3.4)	(3.0)	0.3

Consolidated (1)	$321.1	$289.3	$342.4

Gross Profit
D&S East	$17.1	$8.9	$8.5
D&S West	38.7	40.0	38.7
E&C Cryogenics	16.1	0.1	15.2
E&C FinFans	19.5	19.2	23.1
Intersegment eliminations	—	(1.1)	0.2

Consolidated	$91.4	$67.1	$85.7

Gross Profit Margin
D&S East	24.4%	13.0%	11.1%
D&S West	34.7%	33.9%	33.1%
E&C Cryogenics	25.9%	0.3%	25.8%
E&C FinFans	24.2%	27.2%	25.8%
Consolidated	28.5%	23.2%	25.0%
Operating Income (Loss)
D&S East	$6.9	$(2.3)	$(0.2)
D&S West	26.5	25.6	26.8
E&C Cryogenics	8.7	(10.7)	8.7
E&C FinFans	1.1	9.4	4.6
Corporate	(19.7)	(16.3)	(19.0)
Intersegment eliminations	—	(1.1)	0.2

Consolidated (1) (2) (3)	$23.5	$4.6	$21.1

Operating Margin (Loss)
D&S East	9.9%	(3.3)%	(0.3)%
D&S West	23.7%	21.7%	22.9%
E&C Cryogenics	14.0%	(30.5)%	14.8%
E&C FinFans	1.4%	13.3%	5.1%
Consolidated	7.3%	1.6%	6.2%

(1)	Sales and operating income (loss) for AXC, included in E&C FinFans segment, are as follows:

•	Sales were $34.9 for the three months ended March 31, 2020 and $43.2 for the three months ended December 31, 2019.

•	Operating loss was $6.0 for the three months ended March 31, 2020 compared to operating income of $2.0 for the three months ended December 31, 2019.

(2)	Restructuring costs for the three months ended:

•	March 31, 2020 were $5.2 ($1.0 - D&S East, $0.8 - D&S West, $0.4 - E&C Cryogenics, $2.4 E&C FinFans, and $0.6 - Corporate).

•	March 31, 2019 were $7.4 ($2.4 - D&S East, $0.3 - D&S West, $3.4 - E&C Cryogenics, $1.1 - E&C FinFans, and $0.2 - Corporate).

•	December 31, 2019 were $2.3 ($0.4 - D&S East, $0.1 - D&S West, $0.1- E&C Cryogenics, $1.7 - E&C FinFans).

(3)	Includes transaction-related costs of $0.9 and $0.6 for the three months ended March 31, 2019 and December 31, 2019, respectively recorded within Corporate.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in millions)

	Three Months Ended
	March 31, 2020	March 31, 2019	December 31, 2019
Orders
D&S East	$70.4	$83.2	$91.9
D&S West	117.9	114.1	138.4
E&C Cryogenics (1)	51.2	194.6	54.4
E&C FinFans (3)	69.1	69.3	58.8
Intersegment eliminations	(4.3)	—	—

Consolidated	$304.3	$461.2	$343.5

	As of
	March 31, 2020	March 31, 2019	December 31, 2019
Backlog
D&S East	$221.0	$196.2	$224.0
D&S West	150.9	127.1	147.1
E&C Cryogenics (1) (2)	273.2	298.2	285.3
E&C FinFans (3)	94.7	112.3	105.9
Intersegment eliminations	(7.3)	—	—

Consolidated	$732.5	$733.8	$762.3

(1)

E&C Cryogenics orders and backlog for the three months ended March 31, 2019 include a $135 million order for the cold box and brazed aluminum heat exchanger equipment content on Venture Global’s Calcasieu Pass liquefied natural gas (LNG) export terminal project (“Calcasieu Pass”). As of the end of the first quarter of 2020, there was $93 million dollars of Calcasieu Pass backlog remaining.

(2)	Included in the E&C Cryogenics backlog for all periods presented is approximately $40 million related to the previously announced Magnolia LNG order.
(3)	E&C FinFans orders include $39.7 in orders related to AXC for the three months ended March 31, 2020. E&C FinFans backlog as of March 31, 2020 includes $36.5 related to AXC.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE

(UNAUDITED)

(Dollars in millions, except per share amounts)

	Three Months Ended
	March 31, 2020	March 31, 2019	December 31, 2019
Earnings per diluted share as reported (U.S. GAAP)	$0.24	$0.03	$0.34
Restructuring, transaction-related and other costs (1)	0.16	0.26	0.23
Integration and step up costs (2)	0.03	0.11	0.14
COVID-19 related costs (3)	0.03	—	—
Stabilis investment mark-to-market adjustment	0.15	—	0.07
Commercial and legal settlements	0.02	—	—
Accelerated tax impacts related to China facility closure (4)	—	—	0.01
Dilution impact of convertible notes (5)	—	0.01	—
Other (6)	—	0.03	—
Tax effects	(0.06)	(0.05)	(0.07)

Adjusted earnings per diluted share (non-GAAP)	$0.57	$0.39	$0.72

(1)

During the first quarter of 2020, we recorded $5.2 in restructuring costs, primarily related to headcount reductions, in order to manage through a downturn in our E&C FinFans segment and smaller reductions in our other segments and corporate in order to reduce redundant work. During the first quarter of 2019, we recorded $7.4 restructuring costs primarily related to the consolidation of certain of our facilities within our E&C Cryogenics and E&C FinFans segments, streamlining commercial activities within our Lifecycle business, geographic realignment of manufacturing capacity in D&S East, as well as departmental restructuring, including headcount reductions. We also incurred $1.5 in transaction-related and other one-time costs during the first quarter of 2019.

(2)

Includes $1.7 in expense recognized in cost of sales related to inventory step-up for the first quarter of 2019 and $2.2 in costs related to VRV integration activities in the first quarter of 2019. We also incurred $0.8 related to AXC integration activities during the three months ended December 31, 2019 and $1.0 related to VRV integration activities during the three months ended December 31, 2019.

(3)	COVID-19 related costs include freight, sourcing and safety costs directly related to manufacture and fulfillment of critical care products.
(4)	Includes $1.7 related to the accelerated tax impacts of closing a China facility.
(5)

Includes an additional 1.69 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended March 31, 2019. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 1.20 for the three months ended March 31, 2019.

(6)

Includes an expense of $0.2 recorded to the cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the first quarter of 2019. Includes a $0.8 expense related to the effect of the Tax Cuts and Jobs Act for the first quarter of 2019.

Adjusted earnings per diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CHART

INDUSTRIES, INC. TO INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CHART

INDUSTRIES, INC., ADJUSTED (UNAUDITED)

(Dollars in millions)

	Three Months Ended
	March 31, 2020	March 31, 2019
Income from continuing operations attributable to Chart Industries, Inc., as reported (U.S. GAAP)	$8.5	$0.9
Interest accretion of convertible notes discount	1.9	1.8
Employee share-based compensation expense	2.9	2.4
Financing costs amortization	1.0	0.4
Unrealized foreign currency transaction gain	—	(0.3)
Unrealized loss on investment in equity securities	4.8	—
Other non-cash operating activities	3.2	2.5

Income from continuing operations attributable to Chart Industries, Inc., adjusted (non-GAAP)	$22.3	$7.7

Income from continuing operations attributable to Chart Industries, Inc., adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that Income from continuing operations attributable to Chart Industries, Inc., adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING

OPERATIONS TO FREE CASH FLOW (UNAUDITED)

(Dollars in millions)

	Three Months Ended
	March 31, 2020	March 31, 2019
Net cash provided by (used in) operating activities from continuing operations	$25.5	$(33.2)
Capital expenditures from continuing operations	(10.3)	(5.9)

Free cash flow (non-GAAP)	$15.2	$(39.1)

Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND

ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(UNAUDITED) (CONTINUED)

(Dollars in millions)

	Three Months Ended March 31, 2020
	D&S East	D&S West	E&C Cryogenics	E&C FinFans	Intersegment Eliminations	Corporate	Consolidated
Sales	$70.0	$111.6	$62.2	$80.7	$(3.4)	$—	$321.1
Gross profit as reported (U.S. GAAP)	17.1	38.7	16.1	19.5	—	—	91.4
Restructuring, transaction-related and other costs	0.2	0.6	0.6	2.0	—	—	3.4
Integration and step up costs	0.5	—	—	—	—	—	0.5

Adjusted gross profit (non-GAAP)	$17.8	$39.3	$16.7	$21.5	$—	$—	$95.3
Adjusted gross profit margin (non-GAAP)	25.4%	35.2%	26.8%	26.6%	—%	—%	29.7%
Selling, general and administrative expenses as reported (U.S. GAAP)	$9.4	$11.0	$6.5	$7.3	$—	$19.7	$53.9
Restructuring, transaction-related and other costs	(1.1)	(0.7)	(0.3)	(1.0)	—	(0.8)	(3.9)
Integration and step up costs	—	—	—	(0.1)	—	(0.6)	(0.7)

Adjusted selling, general and administrative expenses (non-GAAP)	$8.3	$10.3	$6.2	$6.2	$—	$18.3	$49.3

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND

ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(UNAUDITED) (CONTINUED)

(Dollars in millions)

	Three Months Ended March 31, 2019
	D&S East	D&S West	E&C Cryogenics	E&C FinFans	Intersegment Eliminations	Corporate	Consolidated
Sales	$68.7	$118.0	$35.1	$70.5	$(3.0)	$—	$289.3
Gross profit as reported (U.S. GAAP)	8.9	40.0	0.1	19.2	(1.1)	—	67.1
Restructuring, transaction-related and other costs	2.4	0.2	2.5	1.0	—	—	6.1
Integration and step up costs	2.6	—	0.5	—	—	—	3.1

Adjusted gross profit (non-GAAP)	$13.9	$40.2	$3.1	$20.2	$(1.1)	$—	$76.3
Adjusted gross profit margin (non-GAAP)	20.2%	34.1%	8.8%	28.7%	36.7%	—%	26.4%
Selling, general and administrative expenses as reported (U.S. GAAP)	$9.9	$13.3	$9.0	$6.8	$—	$16.3	$55.3
Restructuring, transaction-related and other costs	(0.4)	(0.3)	(0.9)	(0.1)	—	(2.2)	(3.9)
Integration and step up costs	—	—	—	—	—	(0.8)	(0.8)

Adjusted selling, general and administrative expenses (non-GAAP)	$9.5	$13.0	$8.1	$6.7	$—	$13.3	$50.6

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND

ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(UNAUDITED) (CONTINUED)

(Dollars in millions)

	Three Months Ended December 31, 2019
	D&S East	D&S West	E&C Cryogenics	E&C FinFans	Intersegment Eliminations	Corporate	Consolidated
Sales	$76.6	$116.9	$58.9	$89.7	$0.3	$—	$342.4
Gross profit as reported (U.S. GAAP)	8.5	38.7	15.2	23.1	0.2	—	85.7
Restructuring, transaction-related and other costs	2.2	—	0.2	2.0	—	—	4.4
Integration and step up costs	3.7	—	—	0.1	—	—	3.8

Adjusted gross profit (non-GAAP)	$14.4	$38.7	$15.4	$25.2	$0.2	$—	$93.9
Adjusted gross profit margin (non-GAAP)	18.8%	33.1%	26.1%	28.1%	66.7%	—%	27.4%
Selling, general and administrative expenses as reported (U.S. GAAP)	$8.2	$10.7	$6.1	$9.0	$—	$19.1	$53.1
Restructuring, transaction-related and other costs	(0.1)	(0.2)	(0.4)	(0.7)	—	(2.4)	(3.8)
Integration and step up costs	(0.2)	—	—	(0.4)	—	(0.6)	(1.2)

Adjusted selling, general and administrative expenses (non-GAAP)	$7.9	$10.5	$5.7	$7.9	$—	$16.1	$48.1

Adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit, gross profit margin and selling, general and administrative expenses in accordance with U.S. GAAP. Management believes that adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.